Exhibit 21.1

NAME OF SUBSIDIARY	JURISDICTION OF FORMATION
Hartman Richardson Heights Properties, LLC	Texas
Hartman Cooper Street Plaza, LLC	Texas
Hartman Bent Tree, LLC	Texas